July 7, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:           Columbia Laboratories, Inc.
         Commission File # 001-10352

Ladies and Gentlemen:

We have read the statements made by Columbia Laboratories, Inc. in Item 4.01(a) of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission.  We agree with the statements in Item 4.01(a) concerning our firm.  We have no basis to agree or disagree with the Registrant’s belief that the material weakness has been remediated as we have not audited that assertion.

Very truly yours,

/s/ McGladrey & Pullen, LLP
McGLADREY & PULLEN, LLP